                                                                    EXHIBIT 99.1

                                 [SUNSET LOGO]
        10245 CENTURION Parkway North, Suite 310, Jacksonville, Fl. 32256

                              FOR IMMEDIATE RELEASE

July 2, 2004

          SUNSET FINANCIAL RESOURCES SECURITIZES ITS INITIAL PORTFOLIO

Jacksonville, FL - July 2, 2004 - Sunset Financial Resources, Inc. (NYSE:SFO) announced today that on June 29 it successfully securitized $219.4 million in residential mortgage loans. Sunset contributed these loans to J.P.Morgan Mortgage Trust 2004-A3 and received a like amount of investment securities.

"This securitization represents a significant milestone in the execution of our business plan," remarked Sunset's Chief Investment Officer, Byron Boston. "To successfully convert our whole loan purchases to mortgage-backed securities in the first full quarter of our operating history is a solid accomplishment. By participating in this securization with JPMorgan, we shortened dramatically the time it took Sunset to get to the market. We are grateful to JPMorgan for allowing us to participate with them and look forward to future opportunities together."

Sunset also reported today that it executed an amendment to its $250 million Senior Secured Credit Agreement with JPMorgan on June 24. This amendment creates an $18.75 million sub-limit relating to commercial mortgage bridge loans that meet specific criteria.

"Critical to the financial execution of our business plan is our ability to leverage our commercial loan portfolio" commented Sunset's Chief Financial Officer, Mike Pannell. "The amendment to our credit agreement with JPMorgan is the first step in that direction. In addition, we continue to establish repurchase lines and trading agreements with key mortgage securities dealers. These relationships allow us to continue to grow our balance sheet through the use of leverage."

Sunset has scheduled a conference call to discuss these milestones and the changing interest rate environment at 11:00AM EDT on Tuesday, July 6, 2004. Byron Boston, Vice Chairman and Chief Investment Officer, will host the conference call. Those wishing to listen to the conference call by telephone may dial (866)-660-0170. Please call ten minutes prior to the scheduled conference call time. The conference call will also be archived on the company's web site through July 31 at www.sunsetfinancial.net.

Sunset Financial Resources, Inc. is a self-managed real estate investment trust
(REIT) that went public on March 17, 2004. Sunset seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the federal securities laws and involve risks, uncertainties and other factors which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of Sunset to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in Sunset's periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Tom Manuel, EVP at (904) 425-4353.

10245 Centurion Parkway North, Suite 305, Jacksonville, Florida 32256

                                      -30-